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                                                                     EXHIBIT 5.1



                                   April 30, 1999


VISTA Information Solutions, Inc.
5060 Shoreham Place, #300
San Diego, California 92122

     RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of 6,151,178 shares of common stock (the "Shares") of VISTA Information Solutions, Inc., a Delaware corporation (the "Company"), which are held by the selling stockholders named in such registration statement.

     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed that the Shares will be evidenced by appropriate certificates, duly executed and delivered.

     We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States.

     Based on such examination, we are of the opinion that the Shares, when sold pursuant to the registration statement to which this opinion is an exhibit will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above and the use of our name wherever it appears in said registration statement.

                                   Respectfully submitted,




                                   /s/ GRAY CARY WARE & FREIDENRICH LLP
                                   ------------------------------------------

                                   GRAY CARY WARE & FREIDENRICH LLP